Exhibit No. 21.1

 SUBSIDIARIES OF REGISTRANT

As of December 31, 2011

1) PHI Capital Holdings, Inc.

Percentage of ownership: 100%

Business activity: Consulting and M&A advisory services

2) Providential Vietnam, Ltd.

Percentage of ownership: 100%

Business activity: Consulting services

3) Philand Ranch Limited – UK

Percentage of ownership: 58.28%

Business activity: real estate development

4) PHI Gold Corp. (formerly PHI Mining Group, Inc.)

Percentage of ownership: 82.71%

Business activity: Gold mining

5) Provimex, Inc.

Percentage of ownership: 85% (subject to change after completion of business combination with Humex

Medical Group Corp.)

Business activity: Import & Export (to be changed to stem cell research and therapy after combination with

Humex Medical Group Corp.)

6) PHI Energy Corporation (formerly Providential Energy Corporation)

Percentage of ownership: 32%

Business activity: energy, coal mining and coal trading

7) Touchlink Communications, Inc.

Percentage of ownership: 85%

Business activity: Multi-media